Exhibit 10.05B

THIS AGREEMENT CONTAINS A WAIVER & RELEASE OF CLAIMS YOU MAY HAVE.

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY.

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is made as of September 11, 2009 by and between Thomas Mirgon (“Employee”) and Choice Hotels International, Inc. (“Choice”).

WHEREAS, Employee and Choice have previously entered into an Amended and Restated Employment Agreement dated April 13, 1999, as further amended on January 23, 2008 and December 31, 2008 (“Agreement”); and

WHEREAS, in consideration for certain covenants and benefits under the Agreement, Employee is obligated to execute this Release Agreement upon termination of employment;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Last Day Worked. Employee’s employment will terminate on September 26, 2009 or such earlier date if Choice provides payment in lieu of notice (“Termination Date”). Employee will return to Choice, no later than the close of business on the Termination Date, any Choice property, including original and copied computer hardware or software, credit cards, long distance telephone cards, and keys or passcards to Choice buildings, and all other property in Employee’s possession, custody or control.

2. Additional Severance Benefits. In addition to the Severance Benefits set forth in Section 7(b) of the Agreement (which are specified on Exhibit A hereto), Choice shall provide to Employee the following additional Severance Benefits:

(a) The Severance Benefit Period shall be included in Employee’s “Years of Service” under the Supplemental Executive Retirement Plan.

(b) Employee shall be eligible to participate in Choice’s Retiree Medical Plan at the end of the Severance Benefit Period.

(c) The Employee shall continue to participate in Choice’s Flexible Perquisite program during the Severance Benefit Period at the same level that Employee was participating at the Termination Date.

(d) Choice will provide Employee long-term disability coverage during the Severance Benefit Period substantially equivalent to Employee’s coverage during employment.

(e) With respect to converted basic and option life insurance, Choice will pay Employee’s premiums during the Severance Benefit Period.

(f) Choice will provide Employee with Supplemental Executive Life Insurance through July 2011.

(g) Choice will provide Employee with Lee, Hecht, Harrison’s Signature Outplacement Service for NEO’s.

(h) Employee shall be permitted to retain his Choice home computer, subject to Choice removing all company data and software.

(i) During the Severance Benefit Period, Choice shall reimburse Employee for monthly cell phone charges, up to $200 per month.

(j) During the Severance Benefit Period, Employee shall continue to participate in the Executive Stay At Choice program up to a total reimbursement of $5,000.

3. Offset. Notwithstanding Section 7(c) of the Agreement, Employee shall be permitted to provide independent consulting services to third parties during the Severance Benefit Period without offset to the Severance Benefit so long as: (i) such services do not exceed $4,200 per month, and (ii) such services are not provided to any person or entity who competes with Choice.

4. Release. Employee agrees, in exchange for the benefits set forth in the Agreement, to irrevocably and unconditionally release Choice and its parents, subsidiaries and affiliated entities, and each of their respective officers, directors, shareholders, employees, agents, representatives, insurers, attorneys, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1954, as amended, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, and each of their predecessors, successors and assigns or any of them (collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the Effective Date of this Agreement, including without limitation those arising out of, based on, or relating to the hire, employment, termination, remuneration (including any severance, salary, bonus, incentive or other compensation; vacation sick leave or medical insurance benefits; or any benefits from any employee stock ownership, profit-sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1954 (“Claims”). The Claims that Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under:

•	the Age Discrimination in Employment Act, which prohibits age discrimination in employment;
•	Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex;
•	the Civil Rights Act of 1991;
•	the Equal Pay Act, which prohibits paying men and women unequal pay for equal work;
•	the Americans with Disabilities Act;
•	the Family and Medical Leave Act;
•	and any other federal, state or local laws or regulations prohibiting employment discrimination, harassment or retaliation.

Employee also releases any Claims for wrongful discharge or breach of contract, Claims for any personal injury or tort, Claims for any compensation, benefits, expenses, bonuses, or any other employee rights or benefits, Claims for employment or reinstatement, Claims for attorneys’ fees and costs, and all other Claims under any applicable statute, contract or other cause of action. This Agreement covers both Claims Employee knows about and those Employee may not know about. Employee assumes the risk of any and all unknown Claims which may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Claims.

5. No Release of Rights Under Agreement. By signing this Release Agreement, Employee does not waive or release Employee’s right to enforce the Agreement.

6. Lawsuits. To the fullest extent permitted by law, Employee promises never to file a lawsuit, claim, complaint, charge, demand, administrative proceeding, agency action or any other legal proceeding (collectively “Lawsuit”) asserting any Claims that are released in this Agreement. Employee agrees to withdraw with prejudice all Lawsuits, if any, Employee has filed against any Choice Releasee asserting any Claims with any agency or court. Employee also waives the right to seek or receive any monetary benefits with respect to Lawsuits asserted by administrative agencies or other third parties on Employee’s behalf. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid court order or subpoena. Employee agrees not to make any derogatory remarks or provide and disparaging information about any Choice Releasee. Choice agrees that it will not, and it will take appropriate steps to provide that its executives and directors in their capacity on behalf of the Choice do not, make any derogatory remarks about Employee. Employee agrees to reasonably assist Choice in any Lawsuit arising from circumstances that took place during Employee’s employment, to the extent reasonably necessary to protect Choice’s interests. Choice will reimburse Employee for all reasonable and necessary expenses Employee incurs in complying with the foregoing sentence, provided they are approved by Choice in writing prior to being incurred.

7. No Admission. Employee agrees that this Release Agreement is not an admission of guilt or wrongdoing by the Choice Releasees, and Employee acknowledges that the Choice Releasees do not believe or admit that they have done anything wrong. Employee acknowledges that Employee has not suffered any wrongful treatment by any Choice Releasee.

8. Breach. If Employee breaches this Release Agreement and files a Lawsuit against any Choice Releasee on Claims that Employee released in this Release Agreement, Employee agrees to pay for all costs incurred by the Choice Releasee, including reasonable attorneys’ fees, in defending against Employee’s Lawsuit. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid subpoena or court order. If Employee breaches the promises in this Release Agreement, Choice may terminate all Severance Benefits under the Agreement that are still owed to Employee.

9. Governing Law. This Agreement is governed by Maryland law, without regard to the principles of conflicts of laws. If a dispute arises under this Agreement, any Lawsuit must be brought exclusively in the courts for Montgomery County, Maryland. Employee and Choice voluntarily submit to the jurisdiction and venue of said court.

10. Binding. Employee agrees and acknowledges this Release Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Choice Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

11. Severability. Any invalidity, in whole or in part, of any provision of this Release Agreement shall not affect the validity of any other of its provisions.

12. Period for Review and Consideration. Employee has 21 days from the date Employee receives this Release Agreement to review and consider this document before signing it. Employee may use as much of this 21 day period as Employee wishes before signing this Release Agreement. Choice advises Employee to consult with an attorney at Employee’s own expense before signing this Release Agreement; whether to do so is Employee’s decision. If Employee wishes to sign this Release Agreement and thereafter be eligible to receive the Severance Benefits under the Agreement, Employee must deliver one fully executed original of this Release Agreement, to Choice Hotels International, 10750 Columbia Pike, Silver Spring, Maryland 20901, Vice President— Human Resources, no later than the close of business on the 21st day after Employee receives this Release Agreement. Employee’s failure to deliver timely the executed Release Agreement will nullify the Agreement, and Employee will not be entitled to receive the Severance Benefits.

13. Revocation of Release Agreement. Employee may revoke this Release Agreement within 7 days after signing it (the “Revocation Period”). If Employee wishes to revoke this Release Agreement after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, 10750 Columbia Pike, Silver Spring, Maryland 20901, Attention: Senior Director, Human Resources. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Release Agreement. If Employee revokes this Release Agreement, it shall not be effective or enforceable and Employee will not receive the Severance Benefits under the Agreement.] This Agreement will not become effective or enforceable until such date that is is signed by both parties and the Revocation Period expires without Employee exercising Employee’s right of revocation (the “Effective Date”).

14. Reimbursement of Attorney’s Fees. Choice will reimburse Employee $15,000 for attorneys fees incurred directly and solely for the review and negotiation of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS RELEASE AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS RELEASE AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

Choice Hotels International, Inc.	Employee:

By: /s/ Stephen P. Joyce	/s/ Thomas Mirgon
Thomas Mirgon

EXHIBIT A

Base Salary:	$336,000

Bonus Amount:	$168,000

Automobile Allowance:	$12,000

Flex Perk level:	$15,000

Balance under EDCP as of August 31, 2009:	$1,017,358.71

Balance under 401(k) as of August 31, 2009:	$200,512.71

Balance under Non-Qualified Savings & Investment Plan as of August 31, 2009:	$15,554.11

Balance of Deferred Stock in Rabbi Trust:	29,937.05

Unvested Equity awards that will vest during Severance Benefit Period:

See Attachment 1